Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2000 Stock Incentive Plan (as amended) of Veeco Instruments Inc. of our reports dated March 15, 2005, with respect to the consolidated financial statements and schedule of Veeco Instruments Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, Veeco Instruments Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Veeco Instruments Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Melville, New York

August 5, 2005